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                     [LETTERHEAD OF GLENDALE FEDERAL BANK]



FOR INFORMATION CONTACT:       Ken Preston     (818) 409-4550
                               Jeff Misakian   (818) 500-2824

FOR IMMEDIATE RELEASE

                   GLENDALE FEDERAL BANK SHAREHOLDERS APPROVE
                          FORMATION OF HOLDING COMPANY

      GLENDALE, CA, July 23, 1997 - Shareholders of Glendale Federal Bank (NYSE:GLN) today approved the formation of a new holding company, to be called GOLDEN STATE BANCORP INC. The new holding company formation will become effective tomorrow, Thursday, July 24, 1997.

      On that date, shares of Glendale Federal Bank's common stock will automatically become an equal number of shares of Golden State Bancorp Inc. common stock. Glendale Federal's Noncumulative Preferred Stock, Series E, will automatically become an equal number of shares of Golden State Bancorp Noncumulative Convertible Preferred Stock, Series A. Shares of Golden State Bancorp common stock will begin trading on the New York Stock Exchange on July 25, 1997 under the new stock symbol "GSB." Shares of Golden State Bancorp Noncumulative Convertible Preferred Stock, Series A will also trade on the NYSE on that date under the new stock symbol "GSBPrA."

      Glendale Federal Bank's two classes of warrants will become exercisable solely to purchase common stock of Golden State Bancorp. The seven-year warrant will begin trading on July 25, 1997 on the NASDAQ small cap market under the symbol "GSBNW".

      The current board of directors of Glendale Federal Bank will also become the board of directors of the holding company. Glendale Federal Bank will retain its name and will become a wholly owned subsidiary of Golden State Bancorp.

      Four executive officers of Glendale Federal Bank were elected to positions in the new holding company. Chairman of the Board, Chief Executive Officer and President Stephen J. Trafton will hold the same positions in the holding company. Richard A. Fink will become vice chairman, E. Haynes will become chief financial officer, and James R. Eller, Jr., will become secretary. These four will also continue in their positions in Glendale Federal Bank.


                                    -more-
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      The creation of a holding company will provide valuable financial and operating flexibility that will better position Glendale Federal to take advantage of favorable opportunities as they arise. The holding company structure will also facilitate repurchase of outstanding preferred or common stock should the board of directors determine in the future that such repurchases would be beneficial to stockholders of the company.

      Glendale Federal Bank is California's leading community bank, serving the business and consumer banking needs of Californians through 171 banking offices and 25 loan offices. Customers can reach the bank by calling 1-800-41FEDUP, or get information through its Internet site at HTTP://WWW.GLENFED.COM.

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